EXHIBIT 99.1

Gladstone Capital Announces Monthly Cash Distributions for October, November and December 2017

MCLEAN, Va., Oct. 10, 2017 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ:GLAD) (the “Company”) announced today that its board of directors declared the following monthly cash distributions for October, November and December 2017.

Cash Distributions:

Common Stock: $0.07 per share of common stock for each of October, November and December 2017, payable per the table below. The Company has paid 168 consecutive monthly cash distributions on its common stock. Prior to paying distributions on a monthly basis, the Company paid eight consecutive quarterly common stock cash distributions.

Record Date	Payment Date	Cash Distribution
October 20	October 31	$0.07
November 20	November 30	$0.07
December 19	December 29	$0.07
Total for the Quarter:		$0.21

Term Preferred Stock: $0.141667 per share of the Company’s 6.00% Series 2024 Term Preferred Stock (“Term Preferred Stock”) for the prorated period from and including the issuance date (September 27, 2017) to and including September 30, 2017, plus the full month of October 2017, and $0.125 per share for each of November and December 2017, payable per the table below. The Term Preferred Stock trades on the NASDAQ under the symbol “GLADN.”

Record Date	Payment Date	Cash Distribution
October 20	October 31	$0.141667
November 20	November 30	$0.125
December 19	December 29	$0.125
Total for the Quarter:		$0.391667

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstonecapital.com.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

For further information: Gladstone Capital Corporation, +1-703-287-5893